Hexion Inc. 180 East Broad Street Columbus, OH 43215 hexion.com	NEWS RELEASE

FOR IMMEDIATE RELEASE

Barbara J. Edwards Elected to Hexion Holdings Corporation Board of Directors

COLUMBUS, Ohio - (May 21, 2021) - Hexion Holdings Corporation (“Hexion Holdings”), the indirect parent of Hexion Inc. (the “Company”), today announced that Barbara Joanne Edwards was appointed a member of its Board of Directors on May 19, 2021. Her election becomes effective on June 1, 2021.
“We are pleased to have Joanne join our Board of Directors, and with the tremendous strategic experience she brings, we are looking forward to her contributions that will help guide Hexion’s long-term growth,” said Craig Rogerson, Chairman, President and Chief Executive Officer. “The Board will also benefit greatly from her perspective and significant experience in operations and corporate governance within the industrial and residential sectors, further strengthening the Board’s overall competencies and capabilities.”
Ms. Edwards has over 17 years of experience as a senior leader in a variety of roles at Eaton Corporation and Schneider Electric Company. At Eaton she served as the Senior Vice President & General Manager of Residential & Wiring Devices, where she was responsible for all functions of the business, and her operational responsibilities included manufacturing plants in the U.S., Mexico, Caribbean, and Asia. She also held a number of leadership roles while at Schneider Electric including President of their subsidiary Veris Industries, LLC from 2002 - 2007.
She is currently on the Boards of Armsted Industries, Inc. and Standex International Corporation. Ms. Edwards will serve on the Hexion Holdings Nomination and Governance Committee and Compensation Committee.
About the Company
Based in Columbus, Ohio, Hexion Inc. is a global leader in thermoset resins. Hexion Inc. serves the global adhesive, coatings, composites and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Additional information about Hexion Inc. and its products is available at www.hexion.com.
Hexion Media and Investor Contact:
John Kompa
+1 614-225-2223
john.kompa@hexion.com

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